Exhibit 6.20

GOV Moore SSA, LLC (OK)

Prepared By And When Recorded Return or Mail To: Nyemaster Goode, P.C., 700 Walnut St., Suite 1600, Des Moines, Iowa 50309, Attention: Anthony A. Longnecker, Esq.

A POWER OF SALE HAS BEEN GRANTED IN THIS MORTGAGE.  A POWER OF SALE MAY ALLOW THE MORTGAGEE TO TAKE THE MORTGAGED PROPERTY AND SELL IT WITHOUT GOING TO COURT IN A  FORECLOSURE ACTION UPON DEFAULT BY THE MORTGAGOR UNDER THIS MORTGAGE.

THIS INSTRUMENT SHALL ALSO CONSTITUTE A UNIFORM COMMERCIAL CODE FINANCING STATEMENT WHICH IS BEING FILED AS A FIXTURE FILING IN ACCORDANCE WITH THE OKLAHOMA UNIFORM COMMERCIAL CODE.  THE RECORD OWNER OF THE PROPERTY DESCRIBED HEREIN IS THE BORROWER.  THE COLLATERAL IS DESCRIBED IN THIS INSTRUMENT AND SOME OF THE COLLATERAL DESCRIBED HEREIN IS OR IS TO BECOME FIXTURES ON THE PROPERTY DESCRIBED HEREIN.

MORTGAGE, SECURITY AGREEMENT AND FIXTURE FILING
(WITH POWER OF SALE)

THIS MORTGAGE, SECURITY AGREEMENT AND FIXTURE FILING (WITH POWER OF SALE) (“Security Instrument”), made as of June 10, 2016, by GOV MOORE SSA, LLC, a Delaware limited liability company (“Mortgagor”), with the mailing address of 1819 Main Street, Suite 212, Sarasota, FL  34236, to and for the benefit of CORAMERICA LOAN COMPANY, LLC, a Delaware limited liability company (“Mortgagee”), with an office at c/o CorAmerica Capital, LLC, Attention: Commercial Mortgage Division, 13375 University Ave., Suite 200, Clive, Iowa  50325.

WITNESSETH:

WHEREAS, Mortgagor has borrowed from Mortgagee and Mortgagee has loaned to Mortgagor the sum of THREE MILLION THREE HUNDRED THOUSAND AND NO/100 DOLLARS ($3,300,000.00) (the “Loan”).

WHEREAS, The said indebtedness is evidenced by a Promissory Note dated as of the date hereof in the principal sum of THREE MILLION THREE HUNDRED THOUSAND AND NO/100 DOLLARS ($3,300,000.00) (herein, together with all notes issued and accepted in substitution or exchange therefor, and as any of the foregoing may from time to time be modified, extended, renewed, consolidated, restated or replaced, called the “Note”), executed by Mortgagor and payable to Mortgagee in Clive, Iowa, as set forth in the Note or at such other place as Mortgagee may designate in writing with interest as therein provided, both principal and interest to be payable periodically in accordance with the terms of the Note.

NOW, THEREFORE, Mortgagor, for the purpose of securing the payment of all amounts now or hereafter owing under the Note, this Security Instrument and the other Loan Documents (as defined below) and the faithful performance of all covenants, conditions, stipulations and agreements therein and herein contained (collectively the “Obligations”), in consideration of these premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, hereby grants with power of sale, pledges, bargains, conveys, transfers, assigns, sets over, mortgages, grants a security interest in, and warrants to Mortgagee, its successors and assigns forever the following property and rights to the extent owned now or in the future by Mortgagor (collectively referred to as the “Premises”):

A.	All of the following described real property (hereinafter called the “Land”), located in Cleveland County, Oklahoma to wit:

The real property described in Exhibit “A” attached hereto;

B.
All and singular, the buildings and improvements, situated, constructed, or placed on the Land, and all right, title and interest of Mortgagor in and to (1) all streets, boulevards, avenues or other public thoroughfares in front of and adjoining the Land, (2) all easements, licenses, rights of way, rights of ingress or egress, and all covenants, conditions and restrictions benefiting the Land, (3) all strips, gores or pieces of land abutting, bounding, adjacent or contiguous to the Land, (4) any land lying in or under the bed of any creek, stream, bayou or river running through, abutting or adjacent to the Land, (5) any riparian, appropriative or other water rights of Mortgagor appurtenant to the Land and relating to surface or subsurface waters, (6) all wastewater (sewer) treatment capacity and all water capacity assigned to the Land, (7) any oil, gas or other minerals or mineral rights relating to the Land or to the surface or subsurface thereof owned by Mortgagor, (8) any reversionary rights attributable to the Land;

C.
Any and all leases, subleases, licenses, concessions or grants of other possessory interests now or hereafter in force, oral or written, covering or affecting the Land or any buildings or improvements belonging or in any way appertaining thereto, or any part thereof;

D.
All the rents, issues, uses, profits, insurance claims and proceeds and condemnation awards now or hereafter belonging or in any way pertaining to (1) the Land; (2) each and every building and improvement and all of the properties included within the provisions of the foregoing paragraph B; and (3) each and every lease, sublease and agreement described in the foregoing paragraph C and each and every right, title and interest thereunder, from the date of this Security Instrument until the terms hereof are complied with and fulfilled;

E.
All instruments (including promissory notes), financial assets, documents, accounts, chattel paper (whether tangible or electronic), deposit accounts, letter-of-credit rights, supporting obligations, any other contract rights or rights to the payment of money, and all general intangibles (including, without limitation, payment intangibles, and all recorded data of any kind or nature, regardless of the medium of recording, including, without limitation, all software, writings, plans, specifications and schematics) now or hereafter belonging or in any way pertaining to (1) the Land; (2) each and every building and improvement and all of the properties on the Land; and (3) each and every lease, sublease and agreement described in the foregoing paragraph C and each and every right, title and interest thereunder; and

F.
All machinery, apparatus, equipment, fixtures and articles of personal property of every kind and nature now or hereafter located on the Land or upon or within the buildings and improvements to the extent belonging or in any way appertaining to the Land and used or usable in connection with any present or future operation of the Land or any building or improvement now or hereafter located thereon and the fixtures and the equipment which may be located on the Land and now owned or hereafter acquired by Mortgagor (hereinafter called the “Equipment”), including, but without limiting the generality of the foregoing, any and all furniture, furnishings, partitions, carpeting, drapes, dynamos, screens, awnings, storm windows, floor coverings, stoves, refrigerators, dishwashers, disposal units, motors, engines, boilers, furnaces, pipes, plumbing, elevators, cleaning, call and sprinkler systems, fire extinguishing apparatus and equipment, water tanks, maintenance equipment, and all heating, lighting, ventilating, refrigerating, incinerating, air-conditioning and air-cooling equipment, gas and electric machinery and all of the right, title and interest of Mortgagor in and to any Equipment which may be subject to any title retention or security agreement superior in lien to the lien of this Security Instrument and all additions, accessions, parts, fittings, accessories, replacements, substitutions, betterments, repairs and proceeds of all of the foregoing, all of which shall be construed as fixtures and will conclusively be construed, intended and presumed to be a part of  the Land.  It is understood and agreed that all Equipment owned now or in the future by Mortgagor, whether or not permanently affixed to the Land and the buildings and improvements thereon, shall for the purpose of this Security Instrument be deemed conclusively to be conveyed hereby and, as to all such Equipment, whether personal property or fixtures, or both, a security interest is hereby granted by Mortgagor and hereby attached thereto, all as provided by the Uniform Commercial Code as adopted, amended and in force in Oklahoma.  This Section shall not operate to convey any interest in any equipment owned by any tenants of the Premises.

Together with all and singular other tenements, hereditaments and appurtenances belonging to the aforesaid properties, or any part thereof with the reversions, remainders and benefits and all other proceeds, revenues, rents, earnings, issues and income and profits arising or to arise out of or to be received or had of and from the properties hereby mortgaged or intended so to be or any part thereof and all the estate, right, title, interest and claims, at law or in equity which Mortgagor now or may hereafter acquire or be or become entitled to in and to the aforesaid properties and any and every part thereof, together with all the proceeds of any of the foregoing.  The Premises are hereby declared to be subject to the lien of this Security Instrument as security for the payment of the aforementioned indebtedness and all other Obligations.

SUBJECT TO (i) liens for ad valorem taxes and special assessments or installments thereof not now delinquent; (ii) building and zoning ordinances and building and use restrictions; (iii) easements of record on the date hereof; (iv) any leases in effect as of the date hereof or otherwise approved by Mortgagee pursuant to the terms hereof; and (v) such encumbrances and rights of way as normally exist with respect to property similar in character to the Premises that do not individually or in the aggregate materially detract from the value of the Premises, affect the marketability thereof or impair the use thereof for the purpose intended (all of the foregoing being herein referred to as “Permitted Encumbrances”).

PROVIDED, HOWEVER, that if Mortgagor, its successors or assigns shall pay, or cause to be paid, the principal of the Note and the interest due or to become due thereon, at the times and in the manner mentioned in the Note, and shall keep, perform and observe all the covenants and conditions pursuant to the terms of this Security Instrument and the Assignment of Leases and Rents dated as of the date hereof (herein called the “Assignment”) to be kept, performed and observed by it, and shall pay to Mortgagee all sums of money due or to become due to it in accordance with the terms and provisions hereof, then this Security Instrument and the rights hereby granted shall cease, terminate and be void and upon request Mortgagee shall execute a document in recordable form evidencing the satisfaction of this Security Instrument; otherwise, this Security Instrument shall be and remain in full force and effect.  This Security Instrument, the Note, the Assignment, and the other documents and instruments evidencing or securing the loan evidenced by the Note (excluding the certain Environmental Indemnification Agreement, both dated as of this same date) are referred to herein collectively as the “Loan Documents.”

Mortgagor covenants and agrees with Mortgagee as follows:

Section 1.  General Covenants.

1.1.  Payment of Indebtedness.  Mortgagor shall pay when due all amounts at any time owing under the Note secured by this Security Instrument and shall perform and observe each and every term, covenant and condition contained herein and in the Note.

1.2.  Title and Instruments of Further Assurance.  Mortgagor represents, warrants, covenants and agrees that it is the lawful owner of the Premises subject to the Permitted Encumbrances and that it has good right and lawful authority to mortgage, assign and pledge the same as provided herein; that it has not made, done, executed or suffered, and will not make, do, execute or suffer, any act or thing whereby its estate or interest in and title to the Premises or any part thereof shall or may be impaired or changed or encumbered in any manner whatsoever except by Permitted Encumbrances; that it does warrant and will defend the title to the Premises against all claims and demands whatsoever not specifically excepted herein; and that it will do, execute, acknowledge and deliver all and every further act, deed, conveyance, transfer and assurance necessary or proper for the carrying out more effectively of the purpose of this Security Instrument and, without limiting the foregoing, for conveying, mortgaging, assigning and confirming unto Mortgagee all of the Premises, or property intended so to be, whether now owned or hereafter acquired, including without limitation the preparation, execution and filing of any documents, such as control agreements, financing statements and continuation statements, deemed advisable by Mortgagee for maintaining its lien on any property included in the Premises.

1.3.  First Lien.  The lien created by this Security Instrument is a first and prior lien on the Premises and Mortgagor will keep the Premises and the rights, privileges and appurtenances thereto free from all lien claims of every kind whether superior, equal, or inferior to the lien of this Security Instrument subject only to Permitted Encumbrances and if any such lien be filed, Mortgagor, within twenty (20) days after such filing shall cause same to be discharged by payment, bonding or otherwise to the satisfaction of Mortgagee.  Mortgagor further agrees to protect and defend the title and possession of the Premises so that this Security Instrument shall be and remain a first lien thereon until the Obligations be fully paid and performed, or if foreclosure shall be had hereunder so that the purchaser at said sale shall acquire good title in fee simple to the Premises free and clear of all liens and encumbrances except the Permitted Encumbrances.

1.4. Due on Sale or Encumbrance.

(a)           Except as otherwise expressly set forth in this Agreement, in the event Mortgagor directly or indirectly sells, conveys, transfers, disposes of, or further encumbers all or any part of the Premises or any interest therein, or in the event any ownership interest in Mortgagor (including without limitation voting rights in respect thereof) is directly or indirectly issued, transferred or encumbered, or in the event Mortgagor or any owner of Mortgagor agrees so to do, in any case without the written consent of Mortgagee being first obtained (which consent Mortgagee may withhold in its sole and absolute discretion), then, at the sole option of Mortgagee, Mortgagee may accelerate the Loan and declare the principal of and the accrued interest of the Note, and including all sums advanced hereunder or otherwise payable under the Loan Documents, with interest, to be forthwith due and payable, and thereupon the Note, including both principal and all interest accrued thereon, and including all sums advanced hereunder and interest thereon, shall be and become immediately due and payable without presentment, demand or further notice of any kind.   Without limiting the generality of the foregoing, a merger, consolidation, reorganization, entity conversion or other restructuring or transfer by operation of law, whereunder Mortgagor or, in the case of an ownership interest, the holder of an ownership interest in Mortgagor, is not the surviving entity as such entity exists on the date hereof, shall be deemed to be a transfer of the Premises or of an ownership interest in Mortgagor; and any transfer of an ownership interest in a general or limited partnership, corporation or limited liability company holding an ownership interest in Mortgagor shall be deemed to be a transfer of such ownership interest in Mortgagor.  Consent as to any one transaction shall not be deemed to be a waiver of the right to require consent to future or successive transactions.  Without limiting the generality of the foregoing, there shall be no subordinate liens or financing relating to the Premises.

(b)           Notwithstanding the foregoing, and provided no Event of Default (as hereinafter defined) has occurred and is continuing, one transfer or conveyance of the entire Premises to a transferee approved by Mortgagee in its sole and absolute discretion shall be permitted upon (i) execution by the transferee of an assumption agreement satisfactory to Mortgagee; (ii) receipt by Mortgagee of a non-refundable fee equal to one percent (1%) of the outstanding amount of the Note at the time of such transfer and assumption; (iii) receipt by Mortgagee of an endorsement to Mortgagee’s title policy, in form and substance acceptable to Mortgagee; and (iv) receipt by Mortgagee of opinions of counsel, and authorization documents of Mortgagor and the transferee, satisfactory to Mortgagee.  Further, Mortgagee, in its sole and absolute discretion, may require individuals specifically named by Mortgagee to deliver to Mortgagee an Environmental Indemnification Agreement on Mortgagee’s standard form.  The rights granted to Mortgagor in this paragraph are personal to the original Mortgagor, shall be extinguished after the exercise thereof, and shall not inure to the benefit of any transferee.  Any such transfer and assumption will not release the original Mortgagor or any guarantor of any of Mortgagor’s obligations under the Note or any of the Loan Documents (a “Guarantor”) from any liability to Mortgagee without the written consent of Mortgagee, which consent may be given or withheld in Mortgagee’s sole and absolute discretion and may be conditioned upon the execution of new guaranties from the principals of the transferee, execution by the principals of the transferee of Mortgagee’s standard Environmental Indemnification Agreement, and such other requirements as Mortgagee may deem appropriate in its discretion.

(c)           Additionally, and notwithstanding the foregoing, any ownership interest in Mortgagor may be voluntarily sold, transferred, conveyed or assigned by holders thereof as of the date hereof for estate planning purposes to Immediate Family Members (as defined below) or to an entity controlled by a holder of an ownership interest in Mortgagor as of the date hereof or by one or more of such Immediate Family Members, or to a trust for the benefit of any of such parties, provided (i) no Event of Default shall have occurred and be continuing hereunder or under any of the Loan Documents or any separate documents guarantying Mortgagor’s payment and the performance of the Loan, (ii) Mortgagee is notified of such proposed transfer and provided with such documentation evidencing the transfer and identity of the transferee as reasonably requested by Mortgagee, and (iii) Mortgagor reimburses Mortgagee for all fees and expenses including reasonable attorneys’ fees associated with Mortgagee’s review and documentation of the transfer, whether or not consummated.  “Immediate Family Members” shall mean the spouse, children and grandchildren of each holder of an ownership interest in Mortgagor, as comprised on the date hereof.

(d)           In all events, Mortgagee shall be notified in advance of any proposed transfer, and Mortgagor shall pay, or reimburse Mortgagee for, all costs and expenses, including attorneys’ fees and expenses, associated with Mortgagee’s review and documentation of any proposed transfer of the Premises or interests in Mortgagor, whether or not consummated.

(e)           Additionally, and notwithstanding the foregoing, the issuance or transfer of ownership interests, including without limitation common or preferred stock, common or preferred partnership interests and common or preferred membership interests, in HC Government Realty Trust Inc., a Maryland corporation (the “REIT”), HC Government Realty Holdings, L.P., a Delaware limited partnership (the “OP”) shall not be prohibited under this Security Instrument as long as (x) the REIT remains the general partner of the OP, (y) such transfer does not result in a change of control of Mortgagor; and (z) Mortgagor provides written notice to Mortgagee not later than thirty (30) days thereafter of any such Transfer that results in any person owning twenty percent (20%) or more of the ownership interests in either the REIT or the OP.

1.5.           Covenants, Representations and Warranties of Mortgagor. Mortgagor hereby covenants, represents and warrants to Mortgagee that:

(a)
Status.  Mortgagor (i) is a limited liability company duly organized and validly existing under the laws of Delaware; (ii) has the power and authority to own its properties and to carry on its business as now being conducted; (iii) is qualified to do business in every jurisdiction in which the nature of its business or its properties make such qualification necessary, including Oklahoma; and (iv) is in compliance with all laws, regulations, ordinances, and orders of public authorities applicable to it.

(b)
Authority.  The execution, delivery and performance by Mortgagor of this Security Instrument, the Note, the Assignment and the other Loan Documents, and the borrowing evidenced by the Note: (i) are within the powers of Mortgagor; (ii) have been duly authorized by all requisite action; (iii) have received all necessary governmental approval; and (iv) will not violate any provision of law, any order of any court or other agency of government, or the organizational or chartering documents and agreements of Mortgagor.

(c)
Binding.  This Security Instrument, the Note, the Assignment and other Loan Documents constitute the legal, valid and binding obligations of Mortgagor and other obligors named therein, if any, enforceable in accordance with their respective terms.

(d)
No Conflict.  Neither the execution and delivery of this Security Instrument, the Note or the Assignment, the consummation of the transactions contemplated hereby, or thereby, nor the fulfillment of or compliance with the terms and conditions of this Security Instrument, the Note or the Assignment, conflicts with or results in a breach of any of the terms, conditions or provisions of any restriction or any agreement or instrument to which Mortgagor is now a party or by which it is bound.

(e)
EO 13224.  None of Mortgagor, any affiliate of Mortgagor, or any person owning an interest in Mortgagor or any such affiliate, is or will be an entity or person (i) listed in the Annex to, or is otherwise subject to the provisions of, Executive Order 13224 issued on September 23, 2001 (the “Executive Order”), (ii) included on the most current list of “Specially Designated Nationals and Blocked Persons” published by the United States Treasury Department’s Office of Foreign Assets Control (“OFAC”) (which list may be published from time to time in various media including, but not limited to, the OFAC website page, http:www.treas.gov/offices/enforcement/ofac/

sdn/t11sdn.pdf), (iii) which or who commits, threatens to commit or supports “terrorism,” as that term is defined in the Executive Order, or (iv) affiliated with any entity or person described in clauses (i), (ii) or (iii) above (any and all parties or persons described in clauses (i) through (iv) are herein referred to individually and collectively as a “Prohibited Person”).  Mortgagor covenants and agrees that none of Mortgagor, any affiliate of Mortgagor, or any person owning an interest in Mortgagor or any such affiliate, will (i) conduct any business, or engage in any transaction or dealing, with any Prohibited Person, including, but not limited to the making or receiving of any contribution of funds, goods, or services, to or for the benefit of a Prohibited Person, or (ii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in the Executive Order.  Mortgagor further covenants and agrees to deliver (from time to time) to Mortgagee any such certification or other evidence as may be requested by Mortgagee in its sole and absolute discretion, confirming that (i) Mortgagor is not a Prohibited Person and (ii) Mortgagor has not engaged in any business, transaction or dealings with a Prohibited Person, including, but not limited to, the making or receiving of any contribution of funds, goods, or services, to or for the benefit of a Prohibited Person.

(f)
Special Purpose Entity.  During the time the Note remains outstanding, Mortgagor (i) will not engage in any business unrelated to the Premises, (ii) will not have any assets other than those related to the Premises, (iii) will not engage in, seek or consent to any dissolution, winding up, liquidation, consolidation or merger, and, except as otherwise expressly permitted by the Loan Documents, will not engage in, seek or consent to any asset sale, transfer of ownership or equity interests, or amendment of its organizational documents (articles of organization or incorporation, certificate of limited partnership, operating agreement or bylaws, as the case may be), (iv) will not fail to correct any known misunderstanding regarding the separate identity of Mortgagor, (v) will not with respect to itself or to any other entity in which it has a direct or indirect legal or beneficial ownership interest (A) voluntarily file a bankruptcy, insolvency or reorganization petition or otherwise institute insolvency proceedings or otherwise seek any relief under any laws relating to the relief from debts or the protection of debtors generally; (B) voluntarily seek or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian or any similar official for such entity or all or any portion of such entity’s properties; (C) make any assignment for the benefit of such entity’s creditors; or (D) take any action that might cause such entity to become insolvent, (vi) will maintain its financial statements, accounting records, and other entity documents separate from any other person or entity, (vii) will maintain its books, records, resolutions and agreements as official records, (viii) has not commingled and will not commingle its funds or assets with those of any other person or entity, (ix) has held and will hold its assets in its own name, (x) will conduct its business in its name, (xi) will pay its own liabilities out of its own funds and assets, (xii) will observe all entity formalities, (xiii) has maintained and, except as otherwise expressly permitted or required by the Loan Documents, will maintain an arms-length relationship with its affiliates, (xiv) will have no indebtedness other than as evidenced by the Loan Documents and commercially reasonable unsecured trade payables in the ordinary course of business relating to the ownership and operation of the Premises that are paid within sixty (60) days of the date incurred, (xv) except as expressly permitted or required by the Loan Documents, will not assume or guarantee or become obligated for the debts of any other person or entity or hold out its credit as being available to satisfy the obligations of any other person or entity, except as evidenced by the Loan Documents, (xvi) will not acquire obligations or securities of its owners (members, partners, shareholders), (xvii) will allocate fairly and reasonably shared expenses, including, without limitation, shared office space and use separate stationery, invoices and checks, (xviii) will not pledge its assets for the benefit of any other person or entity, (xix) will hold itself out and identify itself as a separate and distinct entity under its own name and not as a division or part of any other person or entity, (xx) will not make loans to any person or entity, (xxi) will not identify its owners (members, partners, shareholders) or any affiliates of any of them as a division or part of it, (xxii) except as otherwise expressly permitted or required by the Loan Documents, will not enter into or be a party to, any transaction with its owners (members, partners, shareholders) or its affiliates except in the ordinary course of its business and on terms which are intrinsically fair and are no less favorable to it than would be obtained in a comparable arms-length transaction with an unrelated third party, (xxiii) will pay the salaries of its own employees from its own funds, (xxiv) will endeavor in good faith to maintain adequate capital in light of its contemplated business operations, and (xxv) will continue (and not dissolve) for so long as a solvent managing member, partner or shareholder exists.

Section 2.  Maintenance, Obligations Under Leases, Taxes and Liens, Insurance and Financial Reports.

2.1.  Maintenance.  Mortgagor will cause the Premises and every part thereof to be maintained, preserved and kept in safe and good repair, working order and condition, will abstain from and not permit the commission of waste in or about the Premises, and will comply with all laws and regulations of any governmental authority with reference to the Premises and the manner of using or operating the same, and with all restrictive covenants, if any, affecting the title to the Premises, or any part thereof.  Mortgagor also will from time to time make all necessary and proper repairs, renewals, replacements, additions and betterments thereto, so that the value and efficient use thereof shall be fully preserved and maintained and so as to comply with all laws and regulations as aforesaid.  Mortgagor will not otherwise make any material modifications to the Premises without the written consent of Mortgagee.

If Mortgagee has reasonable cause to believe that the Premises is not in compliance with applicable laws and regulations (including environmental, health and safety laws and regulations), at the request of Mortgagee, from time to time, Mortgagor, at its sole cost and expense will furnish Mortgagee with engineering studies and soil tests with respect to the Premises, the form, substance and results of which shall be satisfactory and certified to Mortgagee.  If any such engineering studies or soil tests indicate any violation or potential violation, of environmental, health, safety or similar laws or regulations, then Mortgagor, at its sole cost and expense, will promptly take whatever corrective action is necessary to assure the Premises is in full compliance with law.

2.2.  Lease Obligations.  Mortgagor has, concurrently herewith, executed and delivered to Mortgagee the Assignment, wherein and whereby, among other things, Mortgagor has assigned to Mortgagee all of the rents, issues and profits and any and all leases and the rights of management of the Premises, all as therein more specifically set forth, which Assignment is hereby incorporated herein by reference as fully and with the same effect as if set forth herein at length.  Mortgagor agrees that it will duly perform and observe all of the terms and provisions on the landlord’s part to be performed and observed under any and all leases of the Premises and that it will refrain from any action or inaction which would result in the termination by the tenants thereunder of any such leases or in the diminution of the value thereof or of the rents, issues, profits and revenues thereunder.  Nothing herein contained shall be deemed to obligate Mortgagee to perform or discharge any obligation, duty or liability of landlord under any lease of the Premises, and Mortgagor shall and does hereby agree to indemnify and hold Mortgagee harmless from any and all liability, loss or damage which Mortgagee may or might incur under any lease of the Premises or by reason of the Assignment except in connection with the gross negligence or willful misconduct of the Mortgagee; and any and all such liability, loss or damage incurred by Mortgagee, together with the costs and expenses, including reasonable attorneys’ fees, incurred by Mortgagee in the defense of any claims or demands therefor (whether successful or not), shall be so much additional indebtedness hereby secured, and Mortgagor shall reimburse Mortgagee therefor on demand, together with interest at a rate the Default Rate under the Note or, if less, the highest legal rate permitted under applicable law, until paid.

Mortgagor shall not lease or sublease any portion of the Premises without the prior written consent of Mortgagee, nor will Mortgagor permit or enter into any sublease, assignment, modification, amendment or termination of any prior approved lease or sublease without the prior written consent of Mortgagee which consent shall not be unreasonably withheld, conditioned or delayed.

2.3.  Taxes, Other Governmental Charges, Liens and Utility Charges.  Mortgagor shall, before any penalty attaches thereto, pay and discharge or cause to be paid and discharged all taxes, assessments, utility charges and other governmental charges imposed upon or against the Premises or upon or against the Note and the indebtedness secured hereby, and will not suffer to exist any mechanic’s, statutory or other lien on the Premises or any part thereof unless consented to by Mortgagee in writing.  If Mortgagee is required by legislative enactment or judicial decision to pay any such tax, assessment or charge, then at the option of Mortgagee, the Note and any accrued interest thereon together with any additions to the mortgage debt shall be and become due and payable at the election of Mortgagee upon notice of such election to Mortgagor; provided, however, said election shall be unavailing and this Security Instrument and the Note shall be and remain in effect as though said law had not been enacted or said decision had not been rendered if, notwithstanding such law or decision, Mortgagor lawfully pays such tax, assessments or charge to or for Mortgagee.  Copies of paid tax and assessment receipts shall be furnished to Mortgagee not less than ten (10) days prior to the delinquent dates.

Nothing in this subsection shall require the payment or discharge of any obligation imposed upon Mortgagor by this subsection so long as Mortgagor, upon first notifying Mortgagee of its intent to do so, shall in good faith and at its own expense contest the same or the validity thereof by appropriate legal proceeding which permit the items contested to remain undischarged and unsatisfied during the period of such contest and any appeal therefrom, unless Mortgagee shall notify Mortgagor that, in its opinion, by nonpayment of any such items, the lien of the Security Instrument as to any part of the Premises will be materially endangered or the Premises, or any part thereof, will be subject to loss or forfeiture, in which event such taxes, assessments or charges shall be paid promptly.

                2.4.  Insurance.

(a)           Mortgagor shall procure and maintain continuously in effect with respect to the Premises policies of insurance against such risks and in such amounts as are customary for a prudent owner of property comparable to that comprising the Premises.  Irrespective of, and without limiting the generality of the foregoing provision, Mortgagor shall specifically maintain the following insurance coverages:

(i)           Direct damage insurance providing “special form” or “other perils” coverage, including but not limited to coverage for the following risks of loss:

(A)           Fire,

(B)           Extended Coverage Perils,

(C)           Vandalism and Malicious Mischief,

(D)           Terrorism, and

(E)           Windstorm,

on a replacement cost basis in an amount equal to the full insurable value thereof (“full insurable value” shall include the actual replacement cost of all buildings and improvements and the contents therein, without deduction for depreciation, architectural, engineering, legal and administrative fees).

The policies required by this subsection 2.4(a)(i) shall be either subject to no coinsurance clause or contain an agreed amount clause and may include a deductibility provision not exceeding Ten Thousand Dollars ($10,000.00).

(ii)           Commercial general liability insurance against liability for injuries to or death of any person or damage to or loss of property arising out of or in any way relating to the Premises or any part thereof, and any activities thereon, in the maximum amounts required by any of the leases of the Premises, but in no event less than a minimum annual aggregate limit of Two Million and No/100 Dollars ($2,000,000.00), provided that the foregoing requirements of this paragraph (ii) with respect to the amount of insurance may be satisfied by an excess coverage policy; and in addition, if the Note has an original principal balance of $15,000,000.00 or more, excess liability coverage in an amount not less than $5,000,000.00.

(iii)           Business interruption or loss of rental income insurance (A) in an amount equal to not less than the gross revenue  from the operation and rental of all improvements now or hereafter forming part of the Premises for a period of twelve (12) months, or (B) on an actual-losses-sustained basis for a minimum period of twelve (12) months, naming Mortgagee in a standard mortgagee loss payable clause thereunder.

(iv)           Insurance against such other casualties and contingencies as Mortgagee may from time to time require, if such insurance against such other casualties and contingencies is available, all in such manner and for such amounts as may be reasonably satisfactory to Mortgagee.

                (b)           All insurance provided for in subsection 2.4(a) shall be effective under a valid and enforceable policy or policies issued by an insurer of recognized responsibility approved by Mortgagee (an insurer with a Best Class rating of at least A-/VIII shall be deemed approved).

(c)           All policies of insurance required in subsections 2.4(a)(i) and (iii) shall be written in the names of Mortgagor and Mortgagee as their respective interests may appear.  These policies shall provide that the proceeds of such insurance shall be payable to Mortgagee pursuant to a standard mortgagee clause to be attached to each such policy.  The policy required in subsection 2.4(a)(ii) shall name Mortgagee as an additional insured on a primary and noncontributory basis.

(d)           Mortgagor shall deposit with Mortgagee policies evidencing all such insurance, or a certificate or certificates of the respective insurers stating that such insurance is in force and effect.  At least seven (7) days prior to the date the premiums on each such policy shall become due and payable, Mortgagee shall be furnished with proof of such payment reasonably satisfactory to it. Each policy of insurance herein required shall contain a provision that the insurer shall not cancel, refuse to renew or materially modify it without giving written notice to Mortgagee at least thirty (30) days before the cancellation, non-renewal or modification becomes effective.  Before the expiration of any policy of insurance herein required, Mortgagor shall furnish Mortgagee with evidence satisfactory to Mortgagee that the policy has been renewed or replaced by another policy conforming to the provisions of this Section or that there is no necessity therefor under the terms hereof.  In lieu of separate policies, Mortgagor may maintain blanket policies having the coverage required herein, in which event it shall deposit with Mortgagee a certificate or certificates of the respective insurance as to the amount of coverage in force on the Premises.

2.5.  Advances.  If Mortgagor shall fail to comply with any of the terms, covenants and conditions herein with respect to the procuring of insurance, the payment of taxes, assessments and other charges, the keeping of the Premises in repair, or any other term, covenant or condition herein contained, Mortgagee may make advances to perform the same and, where necessary, enter the Premises for the purpose of performing any such term, covenant or condition, and without limitation of the foregoing, Mortgagee may procure and place insurance coverage in accordance with the requirements of subsection 2.4 above.  Mortgagor agrees to repay all sums so advanced upon demand, with interest at the Default Rate under the Note or, if less, the highest legal rate permitted under applicable law, until paid.  All sums so advanced, with interest, shall be secured hereby in priority to the indebtedness evidenced by the Note, but no such advance shall be deemed to relieve Mortgagor from any default hereunder.  After making any such advance, payments made pursuant to the Note shall be first applied toward reimbursement for any such advance and interest thereon, prior to the application toward accrued interest and principal payments due pursuant to the Note.

2.6.  Financial Information.

(a)           Mortgagor shall keep and maintain books and records of account, or cause books and records of account to be kept and maintained in which full, true and correct entries shall be made of all dealings and transactions relative to the Premises, which books and records of account shall, at reasonable times during business hours and on reasonable notice, be open to inspection by Mortgagee and Mortgagee’s accountants and other duly authorized representatives.  Such books of record and account shall be kept and maintained either (i) in accordance with generally accepted accounting principles consistently applied, or (ii) in accordance with a cash basis or other recognized comprehensive basis of accounting consistently applied.

(b)           (i)           Mortgagor covenants and agrees to furnish, or cause to be furnished to Mortgagee, annually within ninety (90) days following the end of each fiscal year of Mortgagor, unaudited annual financial reports prepared on a cash basis, including balance sheets, income statements and cash flow statements, covering the operation of the Premises, Mortgagor, and any guarantors for the previous fiscal year, and a current rent roll of the Premises, all certified to Mortgagee to be complete, correct and accurate by Mortgagor, or an officer, manager or a general partner of any corporate, limited liability company or partnership Mortgagor, or by the individual or the managing partner or chief financial officer of such other party as the report concerns.

(ii)           Mortgagee shall have the right at any time and from time-to-time to request such additional financial information as Mortgagee determines is necessary or appropriate, and updated rent rolls for the Premises for purposes of monitoring current leasing.

(c)           After an Event of Default (including the failure of Mortgagor to deliver any report or statement required by this Section 2.6), Mortgagee may elect, in addition to exercising any remedy for an Event of Default as provided for in this Security Instrument, to make an audit of all books and records of Mortgagor including its bank accounts that in any way pertain to the Premises and to have prepared a statement or statements as required by Mortgagee.  Such audit shall be made and such statement or statements shall be prepared by an independent certified public accountant to be selected by Mortgagee. Mortgagor shall pay all reasonable expenses of the audit and other services, which expenses shall be secured hereby as additional indebtedness and shall be immediately due and payable with interest thereon at the Default Rate of interest as set forth in the Note and shall be secured by this Security Instrument.

2.7.  Use of Premises.  Mortgagor shall furnish and keep in force a Certificate of Occupancy, or its equivalent, and comply with all restrictions affecting the Premises and with all laws, ordinances, acts, rules, regulations and orders of any legislative, executive, administrative or judicial body, commission or officer (whether Federal, State or local), exercising any power of regulation or supervision over Mortgagor, or any part of the Premises, whether the same be directed to the erection, repair, manner of use or structural alteration of buildings or otherwise.  Mortgagor shall not initiate, join in, acquiesce in, or consent to any change in any private restrictive covenant, zoning law or other public or private restriction, limiting or defining the uses which may be made of the Premises or any part thereof, nor shall Mortgagor initiate, join in, acquiesce in, or consent to any zoning change or zoning matter affecting the Premises.  If under applicable zoning provisions the use of all or any portion of the Premises is or shall become a nonconforming use, Mortgagor will not cause or permit such nonconforming use to be discontinued or abandoned without the express written consent of Mortgagee.  Mortgagor shall not permit or suffer to occur any waste on or to the Premises or to any portion thereof and shall not take any steps whatsoever to convert the Premises, or any portion thereof, to a condominium or cooperative form of management.  Mortgagor will not install or permit to be installed on the Premises any underground storage tank.

2.8.  Escrows.  Mortgagor shall pay to Mortgagee, together with and in addition to the monthly payments of principal and interest provided for in the Note (which shall be by Automated Clearing House if provided for in the Note for installment payments thereunder), an amount reasonably estimated by Mortgagee to be sufficient to pay one twelfth (1/12) of the estimated annual real estate taxes (including other charges against the Premises by governmental or quasi-governmental bodies but excluding special assessments which are to be paid as the same become due and payable) and one-twelfth (1/12) of the annual premiums on insurance required in subsection 2.4 hereof to be held by Mortgagee and used to pay said taxes and insurance premiums when same shall fall due; provided that upon the occurrence of an Event of Default, Mortgagee may apply such funds as Mortgagee shall deem appropriate.  If at the time that payments are to be made, the funds set aside for payment of either taxes or insurance premiums are insufficient, Mortgagor shall upon demand pay such additional sums as Mortgagee shall determine to be necessary to cover the required payment.  Mortgagee need not segregate such funds.  No interest shall be payable to Mortgagor upon any such payments.

2.9.  Environmental Matters.

(a)           Definitions.  As used herein, the following terms will have the meaning set forth below:

(i)           Environmental Law means any federal, state or local law, statute, rule, regulation or ordinance pertaining to health, industrial hygiene or the environmental or ecological conditions on, under or about the Premises, including without limitation each of the following (and their respective successor provisions and all their respective state law counterparts): the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. sections 9601 et seq.; the Resource Conservation and Recovery Act of 1976, as amended, 42 U.S.C. sections 6901 et seq.; the Toxic Substances Control Act, as amended, 15 U.S.C. sections 2601 et seq.; the Clean Air Act, as amended, 42 U.S.C. sections 7401 et seq.; the Clean Water Act, as amended, 33 U.S.C. sections 1251 et seq.; the Federal Hazardous Materials Transportation Act, 49 U.S.C. sections 5101 et seq.; and the rules, regulations and ordinances of the U.S. Environmental Protection Agency and of all other agencies, boards, commissions and other governmental bodies and officers having jurisdiction over the Premises or the use or operation of the Premises.

(ii)           Hazardous Substance means: (A) those substances included within the definitions of “hazardous substances,” “hazardous materials,” “toxic substances,” “pollutants,” “hazardous waste,” or “solid waste” in any Environmental Law; (B) those substances listed in the U.S. Department of Transportation Table or amendments thereto (49 C.F.R.§ 172.101) or by the U.S. Environmental Protection Agency (or any successor agency) as hazardous substances (40 C.F.R. Part 302.4 and any amendments thereto); (C) those other substances, materials and wastes that are or become regulated under any applicable federal, state or local law, regulation or ordinance or by any federal, state or local governmental agency, board, commission or other governmental body, or that are or become classified as hazardous or toxic by any such law, regulation or ordinance; and (D) any material, waste or substance that is any of the following: (1) asbestos; (2) a polychlorinated biphenyl; (3) designated or listed as a “hazardous substance” pursuant to sections 307 or 311 of the Clean Water Act (33 U.S.C. sections 1251 et seq.); (4) explosive; (5) radioactive; (6) a petroleum product; (7) infectious waste; or (8) a mold or mycotoxin.  The term “Permitted Hazardous Substance” means any commercially sold products otherwise within the definition of the term “Hazardous Substance,” but (a) that are used or disposed of by Mortgagor or used or sold by tenants of the Premises in the ordinary course of their respective businesses, (b) the presence of which is not prohibited by applicable Environmental Law, and (c) the use and disposal of which  are in all respects in accordance with applicable Environmental Law.

(iii)           Enforcement or Remedial Action means any action taken by any person or entity in an attempt or asserted attempt to enforce, to achieve compliance with, or to collect or impose assessments, penalties, fines, or other sanctions provided by, any Environmental Law.

(iv)           Environmental Liability means any claim, demand, obligation, cause of action, accusation, allegation, order, violation, damage (including consequential damage), injury, judgment, assessment, penalty, fine, cost of Enforcement or Remedial Action, or any other cost or expense whatsoever, including actual, reasonable attorneys’ fees and disbursements, resulting from or arising out of the violation or alleged violation of any Environmental Law, any Enforcement or Remedial Action, or any alleged exposure of any person or property to any Hazardous Substance.

(v)           Release means any release, spill, discharge, leak, disposal, deposit, seepage, migration or emission, whether past, present or future.

(b)           Representations, Warranties and Covenants.  Mortgagor represents, warrants, covenants and agrees as follows:

(i)           Except as shown on that certain Phase I Environmental Site Assessment Report dated April 21, 2016 and prepared by Partner Engineering and Science, Inc. (“Phase I”), neither Mortgagor nor the Premises or any occupant thereof are in violation of, or subject to any existing, pending or threatened investigation or inquiry by any governmental authority pertaining to, any Environmental Law.  Mortgagor shall not cause or permit the Premises to be in violation of, or do anything which would subject the Premises to any remedial obligations under, any Environmental Law, and shall promptly notify Mortgagee in writing of any existing, pending or threatened investigation or inquiry by any governmental authority in connection with any Environmental Law.  In addition, Mortgagor shall provide Mortgagee with copies of any and all material written communications with any governmental authority in connection with any Environmental Law, concurrently with Mortgagor’s giving or receiving of same.

(ii)           Except as shown on the Phase I, there are no underground storage tanks, radon, asbestos materials, polychlorinated biphenyls or urea formaldehyde insulation present at or installed in the Premises.  Mortgagor covenants and agrees that if any such materials are found to be present at the Premises, Mortgagor shall remove or remediate the same promptly upon discovery at its sole cost and expense and in accordance with Environmental Law.

(iii)           Mortgagor has taken all steps necessary to determine and has determined that there has been no Release of any Hazardous Substance at, upon, under or within the Premises.  The use which Mortgagor or any other occupant of the Premises makes or intends to make of the Premises will not result in the Release of any Hazardous Substance on or to the Premises.  During the term of this Security Instrument, Mortgagor shall take all steps necessary to determine whether there has been a Release of any Hazardous Substance on or to the Premises and if Mortgagor finds a Release has occurred, Mortgagor shall remove or remediate the same promptly upon discovery at its sole cost and expense.

(iv)           Except as shown on the Phase I, none of the real property owned and/or occupied by Mortgagor and located in Oklahoma, including without limitation the Premises, has ever been used by the present or previous owners and/or operators or will be used in the future to refine, produce, store, handle, transfer, process, transport, generate, manufacture, treat, recycle or dispose of Hazardous Substances (other than a Permitted Hazardous Substance).

(v)           Mortgagor has not received any written notice of violation, request for information, summons, citation, directive or other communication, written or oral, from any Oklahoma department of environmental protection (howsoever designated) or the United States Environmental Protection Agency concerning any intentional or unintentional act or omission on Mortgagor’s or any occupant’s part resulting in the Release of Hazardous Substances into the waters or onto the lands within the jurisdiction of the State of Oklahoma or into the waters outside the jurisdiction of the State of Oklahoma resulting in damage to the lands, waters, fish, shellfish, wildlife, biota, air or other resources owned, managed, held in trust or otherwise controlled by or within the jurisdiction of the State of Oklahoma.

(vi)           Except as shown on the Phase I, the real property owned and/or occupied by Mortgagor and located in Oklahoma, including without limitation the Premises: (a) is being and has been operated in compliance with all Environmental Laws, and all permits required thereunder have been obtained and complied with in all respects; and (b) does not have any Hazardous Substances present (other than a Permitted Hazardous Substance).

(vii)           Mortgagor will and will cause its tenants to operate the Premises in compliance with all Environmental Laws and will not place or permit to be placed any Hazardous Substances (other than a Permitted Hazardous Substance) on the Premises.

(viii)           No lien has been attached to or threatened to be imposed upon any revenue from the Premises, and there is no basis for the imposition of any such lien based on any governmental action under Environmental Laws.  Neither Mortgagor nor any other party has been, is or will be involved in operations at the Premises that could lead to the imposition of Environmental Liability on Mortgagor, or on any subsequent or former owner of the Premises, or the creation of an environmental lien on the Premises.  In the event that any such lien is filed, Mortgagor shall, within thirty (30) days from the date that Mortgagor is given notice of such lien (or within such shorter period of time as is appropriate in the event that the State of Oklahoma or the United States has commenced steps to have the Premises sold), either: (A) pay the claim and remove the lien from the Premises; or (B) furnish a cash deposit, bond or other security satisfactory in form and substance to Mortgagee in an amount sufficient to discharge the claim out of which the lien arises.

(ix)           In the event that Mortgagor shall cause or permit to exist a Release of Hazardous Substances into the waters or onto the lands within the jurisdiction of the State of Oklahoma, or into the waters outside the jurisdiction of the State of Oklahoma resulting in damage to the lands, waters, fish, shellfish, wildlife, biota, air or other resources owned, managed, held in trust or otherwise controlled by or within the jurisdiction of the State of Oklahoma, without having obtained a permit issued by the appropriate governmental authorities, Mortgagor shall promptly remediate such Release in accordance with the applicable provisions of all Environmental Laws.

(c)           Right to Inspect and Cure.  Mortgagee shall have the right to conduct or have conducted by its agents or contractors such environmental inspections, audits and tests as Mortgagee shall deem necessary or advisable from time to time at the sole cost and expense of Mortgagor; provided, however, that Mortgagor shall not be obligated to bear the expense of such environmental inspections, audits and tests so long as (i) no Event of Default exists, and (ii) Mortgagee has no cause to believe in its sole judgment that there has been a Release or threatened or suspected Release of Hazardous Substances at the Premises or that Mortgagor or the Premises is in violation of any Environmental Law.  The cost of such inspections, audits and tests, if chargeable to Mortgagor as aforesaid, shall be added to the indebtedness secured hereby and shall be secured by this Security Instrument.  Mortgagor shall, and shall cause each tenant of the Premises to, cooperate with such inspection efforts; such cooperation shall include, without limitation, supplying all information requested concerning the operations conducted and Hazardous Substances located at the Premises.  In the event that Mortgagor fails to comply with any Environmental Law, Mortgagee may, in addition to any of its other remedies under this Security Instrument, cause the Premises to be in compliance with such laws and the cost of such compliance shall be added to the sums secured by this Security Instrument.

(d)           Indemnification.  Mortgagor shall protect, indemnify, defend, and hold harmless Mortgagee and its directors, officers, employees, agents, successors and assigns from and against any and all loss, injury, damage, cost, expense and liability (including without limitation reasonable attorneys’ fees and costs) directly or indirectly arising out of or attributable to (i) the installation, use, generation, manufacture, production, storage, Release, threatened Release, discharge, disposal or presence of a Hazardous Substance on, under or about the Premises, or (ii) the presence of any underground storage tank on, under or about the Premises, or (iii) any Environmental Liability, including without limitation: (A) all consequential damages, (B) the costs of any required or necessary repair, remediation or detoxification of the Premises, and (C) the preparation and implementation of any closure, remedial or other required plans.  The foregoing agreement to indemnity, defend, and hold harmless Lender shall not include liabilities, damages, injuries, costs, expenses and claims that are caused by or arise out of actions taken by Lender, or by those contracting with Lender, subsequent to Lender taking possession or becoming owner of the Premises.  The foregoing agreement to indemnify, defend and hold harmless Mortgagee expressly includes, but is not limited to, any losses, liabilities, damages, injuries, costs, expenses and claims suffered or incurred by Mortgagee upon or subsequent to Mortgagee becoming owner of the Premises through foreclosure, acceptance of a deed in lieu of foreclosure, or otherwise, excepting only such losses, liabilities, damages, injuries, costs, expenses and claims that are caused by or arise out of actions taken by Mortgagee, or by those contracting with Mortgagee, subsequent to Mortgagee taking possession or becoming owner of the Premises.  The indemnity evidenced hereby shall survive the satisfaction, release or extinguishment of the lien of this Security Instrument, including without limitation any extinguishment of the lien of this Security Instrument by foreclosure or deed in lieu thereof.

(e)           Remediation.  If any investigation, site monitoring, containment, remediation, removal, restoration or other remedial work of any kind or nature (the “Remedial Work”) is reasonably desirable (in  the case of an operation and maintenance program or similar monitoring or preventative programs) or necessary, both as determined by an independent environmental consultant selected by Mortgagee under any applicable federal, state or local law, regulation or ordinance, or under any judicial or administrative order or judgment, or by any governmental person, board, commission or agency, because of or in connection with the current or future presence, suspected presence, Release or suspected Release of a Hazardous Substance into the air, soil, groundwater, or surface water at, on, about, under or within the Premises or any portion thereof, Mortgagor shall within thirty (30) days after written demand by Mortgagee for the performance (or within such shorter time as may be required under applicable law, regulation, ordinance, order or agreement), commence and thereafter diligently prosecute to completion all such Remedial Work to the extent required by law.  All Remedial Work shall be performed by contractors approved in advance by Mortgagee and under the supervision of a consulting engineer approved in advance by Mortgagee (which approval in each case shall not be unreasonably withheld or delayed).  All costs and expenses of such Remedial Work (including without limitation the reasonable fees and expenses of Mortgagee’s counsel) incurred in connection with monitoring or review of the Remedial Work shall be paid by Mortgagor to Mortgagee within fifteen (15) days following Mortgagor’s written demand therefor.  If Mortgagor shall fail or neglect to timely commence or cause to be commenced, or shall fail to diligently prosecute to completion, such Remedial Work, Mortgagee may (but shall not be required to) cause such Remedial Work to be performed; and all costs and expenses thereof, or incurred in connection therewith (including, without limitation, the reasonable fees and expenses of Mortgagee’s counsel), shall be paid by Mortgagor to Mortgagee upon demand and shall be a part of the indebtedness secured hereby.  There is no time limit on Mortgagor’s covenants hereunder, and Mortgagor hereby waives all present and future statutes of limitations as a defense to any action to enforce the provisions of Section 2.9 of this Security Instrument.

(f)           Survival.  All warranties and representations above shall be deemed to be continuing and shall remain true and correct in all material respects until all of the indebtedness secured hereby has been paid in full and any limitations period expires.  Mortgagor’s covenants above shall survive any exercise of any remedy by Mortgagee hereunder or under any other instrument or document now or hereafter evidencing or securing the said indebtedness, including foreclosure of this Security Instrument (or deed in lieu thereof), even if, as a part of such foreclosure or deed in lieu of foreclosure, the said indebtedness is satisfied in full and/or this Security Instrument shall have been released.

Section 3.  Damage, Destruction and Condemnation.

3.1.  Application of Insurance Proceeds.  All proceeds of insurance maintained pursuant to subsections 2.4(a)(i) and (iii) hereof shall be paid to Mortgagee and shall be applied first to the payment of all costs and expenses incurred by Mortgagee in obtaining such proceeds and, second, at the option of Mortgagee, either: (a) to the reduction of the indebtedness hereby secured (without any otherwise applicable prepayment premium); or (b) to the restoration or repair of the Premises, without affecting the lien of this Security Instrument or the obligations of Mortgagor hereunder.  Mortgagee is authorized at its option to compromise and settle all loss claims on said policies.  Any such application to the reduction of the indebtedness hereby secured shall not reduce or postpone the monthly payments otherwise required pursuant to the Note.  No interest shall be payable to Mortgagor on the insurance proceeds while held by Mortgagee.

3.2.  Application of Condemnation Award.  Should any of the Premises be taken by exercise of the power of eminent domain, any award or consideration for the property so taken shall be paid over to Mortgagee and shall be applied first to the payment of all costs and expenses incurred by Mortgagee in obtaining such award or consideration and, second, at the option of Mortgagee, either: (a) to the reduction of the indebtedness hereby secured (without any otherwise applicable prepayment premium); or (b) to the restoration or repair of the Premises, without affecting the lien of this Security Instrument or the obligations of Mortgagor hereunder.  Mortgagee is authorized at its option to compromise and settle all awards or consideration for the property so taken.  Any such awards, if applied to the reduction of indebtedness, shall not reduce or postpone the monthly payments otherwise required pursuant to the Note.  No interest shall be payable to Mortgagor on any award while held by Mortgagee.

3.3.  Mortgagee to Make Proceeds Available.  Notwithstanding the provisions of subsections 3.1 and 3.2 above, in the event of insured damage to the Premises or in the event of a taking by eminent domain of only a portion of the Premises, and provided that: (a) the portion remaining can with restoration or repair continue to be operated for the purposes utilized immediately prior to such damage or taking, (b) the appraised value of the Premises after such restoration or repair shall not have been reduced from the appraised value as of the date hereof, (c) no Event of Default exists hereunder, and (d) the leases require Mortgagor to restore or repair the Premises and the leases remain in full force and effect and the tenants thereunder certify to Mortgagee their intention to remain in possession of the leased premises without any reduction in rental payments (other than temporary abatements during the period of restoration and repair); Mortgagee agrees to make the insurance proceeds or condemnation awards available for such restoration and repair, except for proceeds payable pursuant to subsection 2.4(a)(iii).  Mortgagee may, at its option, hold such proceeds or awards in escrow (subject to the following paragraph) until the required restoration and repair has been satisfactorily completed, and all costs and expenses incurred by Mortgagee in administering the same, including without limitation any costs of inspection, shall be paid or reimbursed by Mortgagor.  No interest shall be payable to Mortgagor with respect to any such escrow.

In the event insurance proceeds or condemnation awards are made available for restoration in accordance with the foregoing, such proceeds shall be made available, from time to time, upon Mortgagee being furnished with such information, documents, instruments and certificates as Mortgagee may require, including, but not limited to, satisfactory evidence of the estimated cost of completion of the repair or restoration of the Premises, such architect’s certificates, waivers of lien, contractor’s sworn statements and other evidence of cost and of payments, including, at the option of Mortgagee, insurance against mechanics’ liens and/or a performance bond or bonds in form satisfactory to Mortgagee, with premium fully prepaid, under the terms of which Mortgagee shall be either the sole or dual obligee, and which shall be written with such surety company or companies as may be satisfactory to Mortgagee, and all plans and specifications for such rebuilding or restoration which shall be subject to approval by Mortgagee.  No payment made prior to the final completion of the work shall exceed ninety percent (90%) of the value of the work performed, from time to time, and at all times the undisbursed balance of said proceeds, plus additional funds deposited by Mortgagor remaining in the hands of Mortgagee shall be at least sufficient to pay for the cost of completion of the work free and clear of liens.

Section 4.  Default Provisions and Remedies of Mortgagee.

4.1.  Events of Default.  If any of the following events occurs, it is hereby defined as and declared to be and to constitute an “Event of Default”:

(a)           failure by Mortgagor to pay when due (including any applicable grace period) any amounts required to be paid hereunder (including without limitation real estate taxes and escrow payments) or under the Note at the time specified herein or therein; or

(b)           an event as to which Mortgagee elects to accelerate the Loan as provided for in subsection 1.4 above (“Due on Sale or Encumbrance”) or failure by Mortgagor to observe and perform the covenants, conditions and agreements set forth in subsection 2.4 above (“Insurance”); or

(c)           failure by Mortgagor to observe and perform any covenant, condition or agreement on its part to be observed or performed in this Security Instrument or the Note other than as referred to in (a) and (b) above, for a period of thirty (30) days after written notice, specifying such failure and requesting that it be remedied, given to Mortgagor by Mortgagee unless Mortgagee shall agree in writing to an extension of such time prior to its expiration; or

(d)           any representation or warranty made in writing by or on behalf of Mortgagor in this Security Instrument or the other Loan Documents, any financial statement, certificate, or report furnished in order to induce Mortgagee to make the Loan secured by this Security Instrument, shall prove to have been false or incorrect in any material respect, or materially misleading as of the time such representation or warranty was made; or

(e)           Mortgagor or any Guarantor shall:

(i)           admit in writing its inability to pay its debts generally as they become due; or

(ii)           file a petition in bankruptcy to be adjudicated a voluntary bankrupt or file a similar petition under any insolvency act, or

(iii)	make an assignment for the benefit of its creditors, or

(iv)           consent to the appointment of a receiver of itself or of the whole or any substantial part of its property; or

(f)           Mortgagor or a Guarantor shall file a petition or answer seeking reorganization or arrangement of Mortgagor or such Guarantor under the Federal bankruptcy laws or any other applicable law or statute of the United States of America or any state thereof; or

(g)           Mortgagor or a Guarantor shall, on a petition in bankruptcy filed against it, be adjudicated a bankrupt or if a court of competent jurisdiction shall enter an order or decree appointing without the consent of Mortgagor or such Guarantor a receiver or trustee of Mortgagor or such Guarantor or of the whole or substantially all of its property, or approving a petition filed against it seeking reorganization or arrangement of Mortgagor or such Guarantor under the Federal bankruptcy laws or any other applicable law or statute of the United States of America or any state thereof, and such adjudication, order or decree shall not be vacated or set aside or stayed within ninety (90) days from the date of the entry thereof; or

(h)           any Borrower (as defined in the Note) who is a natural person dies or any Borrower that is an entity dissolves or otherwise ceases to exist; or

(i)           a Guarantor shall repudiate such Guarantor’s obligations; or any such individual Guarantor shall die, or any such entity Guarantor shall dissolve or otherwise cease to exist, unless within ninety (90) days after such death, or prior to such dissolution or cessation, a substitute guarantor satisfactory to Mortgagee shall become liable to Mortgagee by executing a guaranty agreement and environmental indemnification agreement satisfactory to Mortgagee; or

(j)           an event of default has occurred under any of the Loan Documents and the period for cure thereof, if any, has elapsed without cure; or

(k)           Mortgagor shall be in default of, or in violation of, beyond any applicable grace period, any conditions, covenants or restrictions that benefit or burden the Premises; or

(l)           if a default occurs and continues beyond any applicable grace or cure period in the performance of any of the Affiliate Notes (as defined in the Note) or any of the agreements securing the Affiliate Notes.

4.2.  Acceleration.  Upon the occurrence of an Event of Default, Mortgagee may declare the principal of and the accrued interest of the Note, and including all sums advanced hereunder with interest, to be forthwith due and payable, and thereupon the Note, including both principal and all interest accrued thereon, and including all sums advanced hereunder and interest thereon, shall be and become immediately due and payable without presentment, demand or further notice of any kind.

4.3.  Remedies of Mortgagee.  Upon the occurrence and continuance of an Event of Default beyond applicable cure periods, or in case the principal of the Note shall have become due and payable, whether by lapse of time or by acceleration, then and in every such case Mortgagee may proceed to protect and enforce its right by a suit or suits in equity or at law, either for the specific performance of any covenant or agreement contained herein or in the Assignment, or the Note, or in aid of the execution of any power herein or therein granted, or for the foreclosure of this Security Instrument, or for the enforcement of any other appropriate legal or equitable remedy.

In case of any sale of the Premises pursuant to any judgment or decree of any court or otherwise in connection with the enforcement of any of the terms of this Security Instrument, Mortgagee, its successors or assigns, may become the purchaser, and for the purpose of making settlement for or payment of the purchase price, shall be entitled to turn in and use the Note and any claims for interest matured and unpaid thereon, together with additions to the mortgage debt, if any, in order that such sums may be credited as paid on the purchase price.

Each and every power or remedy herein specifically given shall be in addition to every other power or remedy, existing or implied, given now or hereafter existing at law or in equity, and each and every power and remedy herein specifically given or otherwise so existing may be exercised from time to time and as often and in such order as may be deemed expedient by Mortgagee, and the exercise or the beginning of the exercise of one power or remedy shall not be deemed a waiver of the right to exercise at the same time or thereafter any other power or remedy.  No delay or omission of Mortgagee in the exercise of any right or power accruing hereunder shall impair any such right or power or be construed to be a waiver of any default or acquiescence therein.

4.4.  Appointment of Receiver or Fiscal Agent.  After the happening of any Event of Default that continues beyond any applicable period or upon the commencement of any proceedings to foreclose this Security Instrument or to enforce the specific performance hereof or in aid thereof or upon the commencement of any other judicial proceeding to enforce any right of Mortgagee, Mortgagee shall be entitled, as a matter of right, if it shall so elect, without the giving of notice to any other party and without regard to the adequacy or inadequacy of any security for the mortgage indebtedness, forthwith either before or after declaring the unpaid principal of the Note to be due and payable, to the appointment of a receiver or receivers or a fiscal agent or fiscal agents.

4.5.  Proceeds of Sale.  In any suit to foreclose the lien of this Security Instrument, there shall be allowed and included in the decree for sale, to be paid out of the rents or the proceeds of such sale:

(a)           all principal and interest remaining unpaid on the Note and secured hereby with interest at the Default Rate under the Note or, if less, the highest legal rate permitted under applicable law from the date due until paid;

(b)           all late charges, if any, and all other items advanced or paid by Mortgagee pursuant to this Security Instrument, with interest at the Default Rate under the Note or, if less, the highest legal rate permitted under applicable law from the date of advancement until paid; and

(c)           all court costs, attorneys’ fees (including in any bankruptcy proceeding), appraiser’s fees, environmental audits, expenditures for documentary and expert evidence, stenographer’s charges, publication costs, and costs (which may be estimated as to items to be expended after entry of the decree) of procuring all abstracts of title, title searches and examinations, title insurance policies, Torrens certificates and similar data with respect to title which Mortgagee may deem necessary.  All such expenses (whether incurred before or after the judgment of foreclosure) shall become additional indebtedness secured hereby and immediately due and payable, with interest at the Default Rate under the Note or, if less, the highest legal rate permitted under applicable law, when paid or incurred by Mortgagee in connection with any proceeding, including probate and bankruptcy proceedings, to which Mortgagee shall be a party, either as plaintiff, claimant or defendant, by reason of this Security Instrument or any indebtedness hereby secured or in connection with preparations for the commencement of any suit for the foreclosure hereof after accrual of such right to foreclose, whether or not actually commenced.

The proceeds of any foreclosure sale shall be distributed and applied to the items described in (a), (b) and (c) of this subsection, inversely to the order of their listing and any surplus of proceeds of such sale shall be paid to Mortgagor or other party as required by applicable law.

4.6.  Waiver of Events of Default; Forbearance.  Mortgagee may in its discretion waive any Event of Default hereunder and its consequences and rescind any declaration of acceleration of principal.  No forbearance by Mortgagee in the exercise of any right or remedy hereunder shall affect the ability of Mortgagee to thereafter exercise any such right or remedy.

4.7.  Waiver of Extension, Marshaling; Other.   Mortgagor hereby waives to the full extent lawfully allowed the benefit of any appraisement, homestead, moratorium, stay and extension laws now or hereafter in force.  Mortgagor hereby further waives any rights available with respect to marshaling of assets so as to require the separate sales of any portion of the Premises, or as to require Mortgagee to exhaust its remedies against a specific portion of the Premises before proceeding against any other, and does hereby expressly consent to and authorize the sale of the Premises as a single unit or parcel.  To the maximum extent permitted by law, Mortgagor irrevocably and unconditionally WAIVES and RELEASES any present or future rights (a) of reinstatement or redemption, (b) that may exempt the Premises from any civil process, (c) to appraisal or valuation of the Premises, at the option of Mortgagee, (d) to extension of time for payment, (e) that may subject Mortgagee’s exercise of its remedies to the administration of any decedent’s estate or to any partition or liquidation action, (f) to any homestead and exemption rights provided by the Constitution and laws of the United States and of the State of Oklahoma, (g) to notice of acceleration or notice of intent to accelerate (other than as expressly stated herein), and (h) that in any way would delay or defeat the right of Mortgagee to cause the sale of the Premises for the purpose of satisfying the obligations secured hereby.  Mortgagor agrees that the price paid at a lawful foreclosure sale, whether by Mortgagee or by a third party, and whether paid through cancellation of all or a portion of the Note or in cash, shall conclusively establish the value of the Premises.

4.8.  Costs of Collection.  Mortgagor shall pay within fifteen (15) days following written demand all costs and expenses incurred by Mortgagee in enforcing or protecting its rights and remedies hereunder, including, but not limited to, reasonable attorneys’ fees and legal expenses, including, without limitation, any post-judgment fees, costs or expenses incurred on any appeal, in collection of any judgment, or in appearing and/or enforcing any claim in any bankruptcy proceeding.  In the event of a judgment on the Note, Mortgagor agrees to pay to Mortgagee on demand all costs and expenses incurred by Mortgagee in satisfying such judgment, including without limitation, reasonable fees and expenses of Mortgagee’s counsel, including taxes and post-judgment interest.  It is expressly understood that such agreement by Mortgagor to pay the aforesaid post-judgment costs and expenses of Mortgagee is absolute and unconditional and (i) shall survive (and not merge into) the entry of a judgment for amounts owing hereunder and (ii) shall not be limited regardless of whether the Note or other obligation of Mortgagor or a guarantor, as applicable, is secured or unsecured, and regardless of whether Mortgagee exercises any available rights or remedies against any collateral pledged as security for the Note and shall not be limited or extinguished by merger of the Note or other Loan Documents into a judgment of foreclosure or other judgment of a court of competent jurisdiction, and shall remain in full force and effect post-judgment and shall continue in full force and effect with regard to any subsequent proceedings in a court of competent jurisdiction including but not limited to bankruptcy court and shall remain in full force and effect after collection of such foreclosure or other judgment until such fees and costs are paid in full.  Such fees or costs shall be added to Mortgagee’s lien on the Premises that which shall also survive foreclosure or other judgment and collection of said judgment.

Section 5. Mortgagee.

5.1.  Right of Mortgagee to Pay Taxes and Other Charges.  In case any tax, assessment or governmental or other charge upon any part of the Premises or any insurance premium with respect thereto is not paid, to the extent, if any, that the same is legally payable, Mortgagee may pay such tax, assessment, governmental charge or premium, without prejudice, however, to any rights of Mortgagee hereunder arising in consequence of such failure; and any amount at any time so paid under this subsection (whether incurred before or after judgment of foreclosure), with interest thereon from the date of payment at a rate equal to twelve percent (12%) per annum or, if less, the highest legal rate permitted under applicable law, until paid, shall be repaid to Mortgagee upon demand and shall become so much additional indebtedness secured by this Security Instrument, and the same shall be given a preference in payment over principal of or interest on the Note, but Mortgagee shall be under no obligation to make any such payment.

5.2.  Reimbursement of Mortgagee.  If any action or proceeding be commenced (except an action to foreclose this Security Instrument), to which action or proceeding Mortgagee is made a party, or in which it becomes necessary, in Mortgagee’s reasonable opinion, to defend or uphold the lien of this Security Instrument, or to protect the Premises or any part thereof, all reasonable sums paid by Mortgagee to establish or defend the rights and lien of this Security Instrument or to protect the Premises or any part thereof (including reasonable attorneys’ fees, and costs and allowances) and whether suit be brought or not, shall be paid, upon demand, to Mortgagee by Mortgagor, together with interest at a rate equal to twelve percent (12%) per annum or, if less, the highest legal rate permitted under applicable law, until paid.  Any such sum or sums and the interest thereon shall be secured hereby in priority to the indebtedness evidenced by the Note.

5.3.  Release of Premises.  Mortgagee shall have the right at any time, and from time to time, at its discretion to release from the lien of this Security Instrument all or any part of the Premises without in any way prejudicing its rights with respect to all of the Premises not so released.

Section 6.  Security Agreement.

6.1.  Security Agreement and Financing Statement Under Uniform Commercial Code.  Mortgagor (being a debtor as that term is used in the Uniform Commercial Code of the State of Oklahoma) as in effect from time to time (herein called the “Code”), as security for payment of the Note, hereby grants a security interest in any part of the Premises other than real estate (all for the purposes of this Section called “Collateral”) now or in the future owned by Mortgagor, including any proceeds generated therefrom (although such coverage shall not be interpreted to mean that Mortgagee consents to the sale of any of the Collateral), to Mortgagee (being the secured party as that term is used in the Code) and hereby authorizes Mortgagee to file financing statements covering the Collateral.  This Security Instrument constitutes a security agreement and a financing statement, including a financing statement covering fixtures, under the Code.  All of the terms, provisions, conditions and agreements contained in this Security Instrument pertain and apply to the Collateral as fully and to the same extent as to any other property comprising the Premises; and the following provisions of this Section shall not limit the generality or applicability of any other provision of this Security Instrument but shall be in addition thereto.

6.2.  Defined Terms.  The terms and provisions contained in this Section shall, unless the context otherwise requires, have the meanings and be construed as provided in the Code.

6.3.  Mortgagor’s Representations and Warranties.  Mortgagor represents that:

(a)           It has rights in, or the power to transfer, the Collateral, and the Collateral is subject to no liens, charges or encumbrances other than the lien hereof.

(b)           As of the date of this Security Instrument, no other party has a perfected interest in any of the Collateral.

(c)           It is an organization, being a limited liability company organized under the laws of the State of Delaware.

6.4.  Mortgagor’s Obligations.  Mortgagor agrees that until its obligations hereunder are paid in full:

(a)           It shall not change its legal name, its type of organization or its state of organization, and shall not merge or consolidate with any other person or entity without Mortgagee’s prior approval (or without at least thirty (30) days prior written notice to Mortgagee where Mortgagor is the surviving entity of any such merger or consolidation) or except as otherwise expressly permitted herein.

(b)           It shall not pledge, mortgage or create, or suffer to exist a security interest in the Collateral in favor of any person other than Mortgagee.

(c)           It shall keep the Collateral in good order and repair and will not use the same in violation of law or any policy of insurance thereon.

(d)           It shall use the Collateral solely for business purposes, being installed upon the Premises for Mortgagor’s own use or as the equipment and furnishings furnished by Mortgagor, as landlord, to tenants of the Premises, if applicable.

(e)           It shall keep the Collateral at the Land and shall not remove, sell, assign or transfer it therefrom, nor allow a third party to do so, without the prior written consent of Mortgagee, which may be withheld in Mortgagee’s sole and absolute discretion, unless disposed of in the ordinary course of business and replaced with items of comparable utility and/or quality and value free and clear of all liens or title retention devices.  The Collateral may be affixed to such real estate but will not be affixed to any other real estate.

(f)           It will, on its own initiative, or as Mortgagee may from time to time reasonably request, and at its own cost and expense, take all steps necessary and appropriate to establish and maintain Mortgagee’s perfected security interest in the Collateral subject to no adverse liens or encumbrances, including, but not limited to, furnishing to Mortgagee additional information, delivering possession of the Collateral to Mortgagee, executing and delivering to Mortgagee and/or authorizing Mortgagee to file financing statements and other documents in a form satisfactory to Mortgagee, placing a legend that is acceptable to Mortgagee on all chattel paper created by Mortgagor indicating that Mortgagee has a security interest in the chattel paper and assisting Mortgagee in obtaining executed copies of any and all documents required of third parties.

6.5.  Right of Inspection.  At any and all reasonable times, Mortgagee and its duly authorized agents, attorneys, experts, engineers, accountants and representatives shall have the right to inspect the Collateral fully to ensure compliance with this Security Instrument.

6.6.  Remedies.

(a)           Upon an Event of Default that continues beyond any applicable cure period hereunder and at any time thereafter, Mortgagee at its option may declare the indebtedness hereby secured immediately due and payable, and thereupon Mortgagee shall have the remedies of a secured party under the Code, including without limitation, the right to take immediate and exclusive possession of the Collateral, or any part thereof, and for that purpose may, so far as Mortgagor can give authority therefor, with or without judicial process, enter (if this can be done without breach of the peace) upon any place where the Collateral or any part thereof may be situated and remove the same therefrom (provided that if the Collateral is affixed to real estate, such removal shall be subject to the condition stated in the Code); and Mortgagee shall be entitled to hold, maintain, preserve and prepare the Collateral for sale, until disposed of, or may propose to retain the Collateral subject to Mortgagor’s right of redemption in satisfaction of Mortgagor’s obligations, as provided in the Code. Mortgagee, without removal, may render the Collateral unusable and dispose of the Collateral on the Premises.  Mortgagee may require Mortgagor to assemble the Collateral and make it available to Mortgagee for its possession at a place to be designated by Mortgagee which is reasonably convenient to both parties.  Mortgagee will give Mortgagor at least ten (10) days notice of the time and place of any public sale thereof or of the time after which any private sale or any other intended disposition thereof is made.  The requirements of reasonable notice shall be met if such notice is mailed, by certified mail or equivalent, postage prepaid, to the address of Mortgagor hereinabove set forth and at least ten (10) days before the time of the sale or disposition.  Mortgagee may buy at any public sale and, if the Collateral is of a type customarily sold in a recognized market or is of a type which is the subject of widely distributed standard price quotations, Mortgagee may buy at private sale.  Any such sale may be held as part of and in conjunction with any foreclosure sale of the real estate comprised within the Premises, the Collateral and real estate to be sold as one lot if Mortgagee so elects.  The net proceeds realized upon any such disposition, after deduction for the expenses of retaking, holding, preparing for sale, selling or the like and the reasonable attorneys’ fees and legal expenses incurred by Mortgagee, shall be applied in satisfaction of the indebtedness hereby secured.  Mortgagee will account to Mortgagor for any surplus realized on such disposition.

(b)           The remedies of Mortgagee hereunder are cumulative and the exercise of any one or more of the remedies provided for herein or under the Code shall not be construed as a waiver of any of the other remedies of Mortgagee, including having the Collateral deemed part of the realty upon and foreclosure thereof so long as any part of the indebtedness hereby secured remains unsatisfied.

6.7.  Fixture Filing.  This Security Instrument creates a security interest in goods that are or are to become fixtures related to the Land, shall be effective as a fixture filing under the Code, and is to be filed in the real estate records.  The “debtor” is the Mortgagor and the record owner of the Land; the “secured party” is the Mortgagee; the collateral is as described in this Mortgage; and the addresses of the debtor and secured party are the addresses stated in this Mortgage for notices to such parties.

Section 7.  Miscellaneous.

7.1.  Additions to Premises.  In the event any additional improvements, Equipment, or property not herein specifically identified shall be or in the future become a part of the Premises by location or installation on the Premises or otherwise, then this Security Instrument shall immediately attach to and constitute a lien or security interest against such additional items without further act or deed of Mortgagor.

7.2.  Additional Notes.  Mortgagor may also issue additional promissory notes (the “Additional Notes”) from time to time in order to evidence additional indebtedness of Mortgagor to Mortgagee.  The Additional Notes shall be equally and proportionately secured by the lien of this Security Instrument with the Note, without preference, priority or distinction as to lien or otherwise, notwithstanding the date of issuance thereof.  From and after the issuance of any Additional Notes, the term Note shall be deemed to include the Additional Notes in respect to all matters of benefits and security under and in the enforcement of this Security Instrument.

7.3.  No Waiver.  Mortgagee shall not be deemed, by any act or omission or commission, to have waived any of its rights or remedies hereunder unless such waiver is in writing and signed by Mortgagee and then, only to the extent specifically set forth in the writing.  A waiver with reference to one event shall not be construed as continuing or as a bar to or waiver of any right or remedy as to a subsequent event.  Without limiting the generality of the foregoing, no waiver of, or election by Mortgagee not to pursue, enforcement of any provision hereof shall affect, waive or diminish in any manner Mortgagee’s right to pursue the enforcement of any other provision.

7.4.  Supplements or Amendments.  This Security Instrument may not be supplemented or amended except by written agreement between Mortgagee and Mortgagor.

                7.5.  Successors and Assigns.  All provisions hereof shall inure to and bind the respective successors and assigns of the parties hereto.  The word Mortgagor shall include all persons claiming under or through Mortgagor and all persons liable for the payment of indebtedness or any part thereof, whether or not such persons shall have executed the Note or this Security Instrument.  Wherever used, the singular number shall include the plural, the plural the singular, and the use of any gender shall be applicable to all genders.

7.6.  Notices.  All notices, demands, consents or requests which are either required or desired to be given or furnished hereunder (a “Notice”) shall be in writing and shall be deemed to have been properly given if either delivered personally or by overnight commercial courier or sent by United States registered or certified mail, postage prepaid, return receipt requested, to the address of the parties hereinabove set out.  Such Notice shall be effective upon (i) receipt or refusal if by personal delivery, (ii) the first Business Day (being a day other than a Saturday, Sunday or holiday on which national banks are authorized to be closed) after the deposit of such Notice with an overnight courier service by the time deadline for next Business Day delivery if by commercial courier, and (iii) upon the earliest of receipt or refusal (which shall include a failure to respond to notification of delivery by the U.S. Postal Service) or five (5) Business Days following mailing if sent by U.S. Postal Service mail.  By Notice complying with the foregoing, each party may from time to time change the address to be subsequently applicable to it for the purpose of the foregoing.

7.7.  Severability.  If any provision of this Security Instrument shall be held or deemed to be or shall, in fact, be illegal, inoperative or unenforceable, the same shall not affect any other provision or render the same invalid, inoperative, or unenforceable to any extent whatsoever.

7.8.  Choice of Law.  This Security Instrument shall be construed and enforced according to and governed by the laws of Oklahoma (excluding conflicts of laws rules) and applicable federal law.

7.9.  Captions.  All captions and headings in this Security Instrument are included for convenience or reference only and shall in no respect constitute a part of the terms hereof nor describe, define or in any manner limit the scope of this Security Instrument, any interest granted hereby or any term or provision hereof.

7.10.  Counterparts.  This Security Instrument may be executed in any number of counterparts, each of which shall be deemed an original (except a fully executed original will be required for recording), but all of which when taken together shall constitute but one and the same instrument.  Executed copies of the signature pages of this Security Instrument sent by facsimile or transmitted electronically in either Tagged Image Format (“TIFF”) or Portable Document Format (“PDF”) shall be treated as originals, fully binding and with full legal force and effect, and the parties waive any rights they may have to object to such treatment.  Any party delivering an executed counterpart of this Security Instrument by facsimile, TIFF or PDF also shall deliver a manually executed counterpart of this Security Instrument, but the failure to deliver a manually executed counterpart shall not affect the validity, enforceability, and binding effect of this Security Instrument.  The pages of any counterpart of this Security Instrument containing any party’s signature or the acknowledgment of such party’s signature hereto may be detached therefrom without impairing the effect of the signature or acknowledgment, provided such pages are attached to any other counterpart identical thereto except having additional pages containing the signatures or acknowledgments thereof of other parties.

7.11.  Further Assurances.  Mortgagor will, from time to time, upon ten (10) business days’ prior written request from Mortgagee, make, execute, acknowledge and deliver to Mortgagee such supplemental mortgages, certificates and other documents, as may be necessary for better assuring and confirming unto Mortgagee any of the Premises, or for more particularly identifying and describing the Premises, or to preserve or protect the priority of the lien of this Security Instrument, and generally do and perform such other acts and things and execute and deliver such other instruments and documents as may reasonably be deemed necessary or advisable by Mortgagee to carry out the intentions of this Security Instrument.

7.12.  Discrete Premises.  Mortgagor shall not by act or omission permit any building or other improvement on any premises not subject to the lien of this Security Instrument to rely on the Premises or any part thereof or any interest therein to fulfill any municipal or governmental requirement, and Mortgagor hereby assigns to Mortgagee any and all rights to give consent for all or any portion of the Premises or any interest therein to be so used. Similarly, no building or other improvement on the Premises shall rely on any premises not subject to the lien of this Security Instrument or any interest therein to fulfill any governmental or municipal requirement. Mortgagor shall not by act or omission impair the integrity of the Premises as a single zoning lot separate and apart from all other premises.  Any act or omission by Mortgagor which would result in a violation of any of the provisions of this paragraph shall be void.

7.13.  Certificates.  Mortgagor and Mortgagee each will, from time to time, upon ten (10) business days’ prior written request by the other party, execute, acknowledge and deliver to the requesting party, a certificate signed by an appropriate officer, stating that this Security Instrument is unmodified and in full force and effect (or, if there have been modifications, that this Security Instrument is in full force and effect as modified and setting forth such modifications) and stating the principal amount secured hereby and the interest accrued to date on such principal amount.  Such estoppel certificate from Mortgagee shall also state either that, to the actual knowledge of the signer of such certificate and based on no independent investigation, no Event of Default or occurrence which with the passage of time or the giving of notice would be or become an Event of Default exists hereunder or, if any Event of Default or such occurrence shall exist hereunder, specify such Event of Default or such occurrence of which Mortgagee has actual knowledge.  The estoppel certificate from Mortgagor shall also state to the best knowledge of Mortgagor whether any offsets or defenses to the indebtedness exist and if so shall identify them.

7.14.  Usury Savings.  All agreements between Mortgagor and Mortgagee (including, without limitation, those contained in this Security Instrument and the Note) are expressly limited so that in no event whatsoever shall the amount paid or agreed to be paid to Mortgagee exceed the highest lawful rate of interest permissible under the laws of the State of Oklahoma.  If, from any circumstances whatsoever, fulfillment of any provision hereof or the Note or any other documents securing the indebtedness at the time performance of such provision shall be due, shall involve the payment of interest exceeding the highest rate of interest permitted by law which a court of competent jurisdiction may deem applicable hereto, then, ipso facto, the obligation to be fulfilled shall be reduced to the highest lawful rate of interest permissible under the laws of Oklahoma; and if for any reason whatsoever Mortgagee shall ever receive as interest an amount which would be deemed unlawful, such interest shall be applied to the payment of the last maturing installment or installments of the principal indebtedness secured hereby (whether or not then due and payable) and not to the payment of interest.

7.15.  Regulation U.  Mortgagor covenants and agrees that it shall constitute an Event of Default hereunder if any of the proceeds of the loan for which the Note is given will be used, or were used, as the case may be, for the purpose (whether immediate, incidental or ultimate) of “purchasing” or “carrying” any “margin security” as such terms are defined in Regulation U of the Board of Governors of the Federal Reserve System (12 CFR Part 221) or for the purpose of reducing or retiring any indebtedness which was originally incurred for any such purpose.

7.16.  Time is of the Essence.  It is specifically agreed that time is of the essence of this Security Instrument and that no waiver of any obligation hereunder or of the obligation secured hereby shall at any time thereafter be held to be a waiver of the terms hereof or of the instrument secured hereby.

7.17.  Waiver of Co-Tenancy Rights.  Mortgagor, and each party comprising Mortgagor, hereby waives all of their respective co-tenancy rights provided at law or in equity for tenants in common between, among or against each other, including, without limitation, any right to partition the Premises.

7.18.  ERISA.  Mortgagor hereby represents, warrants and agrees that as of the date hereof, none of the investors in or owners of Mortgagor is an employee benefit plan as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 as amended, a plan as defined in Section 4975(e)(1) of the Internal Revenue Code of 1986 as amended, nor an entity the assets of which are deemed to include plan assets pursuant to Department of Labor regulation Section 2510.3-101 (the “Plan Asset Regulation”).  Mortgagor further represents, warrants and agrees that at all times during the term of the Note, Mortgagor shall satisfy an exception to the Plan Asset Regulation, such that the assets of Mortgagor shall not be deemed to include plan assets.  If at any time during the entire term of the Note any of the investors in or owners of Mortgagor shall include a plan or entity described in the first sentence of this subsection, Mortgagor shall as soon as reasonably possible following an investment by such a plan or entity, provide Mortgagee with an opinion of counsel reasonably satisfactory to Mortgagee indicating that the assets of Mortgagor are not deemed to include plan assets pursuant to the Plan Asset Regulation.  In lieu of such an opinion, Mortgagee may in its sole discretion accept such other assurances from Mortgagor as are necessary to satisfy Mortgagee in its sole discretion that the assets of Mortgagor are not deemed to include plan assets pursuant to the Plan Asset Regulation.  Mortgagor understands that the representations and warranties herein are a material inducement to Mortgagee in the making of the loan evidenced by the Note, without which Mortgagee would have been unwilling to proceed with the closing of the loan.  Notwithstanding anything herein to the contrary, any transfer permitted pursuant to the terms of this Security Instrument (including without limitation, those described in subsection 1.4) shall be subject to compliance with the provisions of this subsection.  Any such proposed transfer that would violate the terms of this subsection or otherwise cause the Loan to be characterized as a prohibited transaction under ERISA shall be prohibited under the terms of the Loan Documents.

7.19.  Certain Disclosures.  Mortgagee (and its mortgage servicer and their respective assigns) shall have the right to disclose in confidence such financial information regarding Mortgagor, any guarantor or the Premises as may be necessary (i) to complete any sale or attempted sale of the Note or participations in the loan (or any transfer of the mortgage servicing thereof) evidenced by the Note and the Loan Documents, (ii) to service the Note or (iii) to furnish information concerning the payment status of the Note to the holder or beneficial owner thereof, including, without limitation, all Loan Documents, financial statements, projections, internal memoranda, audits, reports, payment history, appraisals and any and all other information and documentation in Mortgagee’s files (and such servicer’s files) relating to Mortgagor, any guarantor and the Premises.  This authorization shall be irrevocable in favor of Mortgagee (and its mortgage servicer and their respective assigns), and Mortgagor and any guarantor waive any claims that they may have against Mortgagee, its mortgage servicer and their respective assigns or the party receiving information from Mortgagee pursuant hereto regarding disclosure of information in such files and further waive any alleged damages which they may suffer as a result of such disclosure.

7.20.  Integration.  This Security Instrument is intended by the parties hereto to be the final, complete and exclusive expression of the agreement between them with respect to the matters set forth herein.  This Security Instrument supersedes any and all prior oral or written agreements relating to the subject matter hereof and may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties.  There are no oral agreements between the parties.  No modification, rescission, waiver, release or amendment of any provision of this agreement shall be made, except by a written agreement signed by the parties hereto.

7.21.  No Merger.  It being the desire and intention of the parties hereto that this Security Instrument and the lien hereof do not merge in fee simple title to the Premises, it is hereby understood and agreed that should Mortgagee acquire an additional or other interests in or to the Premises or the ownership thereof, then, unless a contrary intent is manifested by Mortgagee as evidenced by an express statement to that effect in appropriate document duly recorded, this Security Instrument and the lien hereof shall not merge in the fee simple title, toward the end that this Security Instrument may be foreclosed as if owned by a stranger to the fee simple title.  Further, it is not the intention of the parties that any obligation of Mortgagor to pay or to reimburse Mortgagee for costs and expenses, including attorneys’ fees and costs, be merged in any foreclosure judgment or the conclusion of any other enforcement action, and all such obligations shall survive the entry of any foreclosure judgment or the conclusion of any other enforcement action.

7.22.  Construction.  Each of the parties hereto has been represented by counsel and the terms of this Security Instrument have been fully negotiated.  This Security Instrument shall not be construed more strongly against any party regardless of which party may be considered to have been more responsible for its preparation.

7.23.  Jurisdiction.  Mortgagor hereby irrevocably submits to the non-exclusive jurisdiction of any United States federal or state court for Cleveland County, Oklahoma, in any action or proceeding arising out of or relating to this Security Instrument, and irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such United States federal or state court.  Mortgagor irrevocably waives any objection, including without limitation, any objection to the laying of venue or based on the grounds of forum non conveniens, that it may now or hereafter have to the bringing of any such action or proceedings in such jurisdiction.  Mortgagor irrevocably consents to the service of any and all process in any such action or proceeding brought in any such court by the delivery of copies of such process to Mortgagor at its address specified for notices to be given hereunder or by certified mail directed to such address.

7.24.  Waiver.  THE PARTIES HERETO, AFTER CONSULTING OR HAVING HAD THE OPPORTUNITY TO CONSULT WITH COUNSEL, KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVE, TO THE FULL EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT THEY MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION BASED ON OR ARISING OUT OF THIS SECURITY INSTRUMENT, OR ANY RELATED INSTRUMENT OR AGREEMENT, OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY COURSE OF CONDUCT, DEALING, STATEMENTS, WHETHER ORAL OR WRITTEN, OR ACTION OF ANY PARTY HERETO.  NO PARTY SHALL SEEK TO CONSOLIDATE BY COUNTERCLAIM OR OTHERWISE, ANY SUCH ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED.  THESE PROVISIONS SHALL NOT BE DEEMED TO HAVE BEEN MODIFIED IN ANY RESPECT OR RELINQUISHED BY ANY PARTY HERETO EXCEPT BY A WRITTEN INSTRUMENT EXECUTED BY ALL PARTIES.

Section 8.  Oklahoma Specific Mortgage Provisions.

8.1.           Power of Sale.  Mortgagee shall be empowered and entitled, at its option, to foreclose this Mortgage or to sell the Premises in accordance with the Oklahoma Power of Sale Mortgage Foreclosure Act, as the same may be amended from time to time, and shall be entitled to the possession of the Premises and the rents, lease payments, security deposits and profits and proceeds thereof, and shall be entitled to have a receiver appointed to take possession of the Premises.  Mortgagor hereby represents and warrants to Mortgagee that this mortgage transaction does not involve a consumer loan as said term is defined in Section 3-104 of Title 14A of the Oklahoma Statutes, that this Mortgage does not secure an extension of credit made primarily for an agricultural purpose as defined in Paragraph 4 of Section 1-301 of Title 14A of the Oklahoma Statutes and is not a mortgage on any of Mortgagor's homestead or personal residence.

8.2.           Receiver.  In the event Mortgagee elects to seek the appointment of a receiver following Mortgagor's non-performance, breach, default, an Event of Default or violation of any condition, covenant or other agreement in this Mortgage or the Note secured hereby, Mortgagee shall be entitled to appointment of a receiver without the necessity of establishing that the Premises is probably insufficient to discharge the mortgage debt, the express purpose and intent of this clause being hereby acknowledged by Mortgagor to provide for Mortgagor's express consent to the appointment of a receiver in accordance with the provisions of 12 O.S. § 1551(2)(c), as amended, upon the occurrence of any breach, default, an Event of Default, violation or other non-performance under this Mortgage by Mortgagor.  Mortgagor agrees to pay and shall be responsible for and all costs and expenses incurred by Mortgagee in connection with the appointment and administration of the receivership, including, without limitation, reasonable attorney’s fees of Mortgagee, all of which shall constitute a part of the obligations secured hereby.

8.3.           Appraisement.  In case of judicial foreclosure hereof and sale hereunder, appraisement of the Premises is hereby expressly waived, or not waived, at the sole option of Mortgagee, such option to be exercised thereby at the time judgment is entered in such foreclosure, or at any time prior thereto.

8.4.           Certificate.  Mortgagor, upon written request of Mortgagee, made either personally or by mail, shall certify, by a writing duly acknowledged, to Mortgagee or to any proposed assignee of this Mortgage, the amount of principal and interest then secured by this Mortgage and whether Mortgagor has knowledge of any offsets or defenses against the indebtedness hereby secured, within ten (10) days after such request by Mortgagee.

8.5.           Renewals/Extensions/Future Advances.  This Mortgage shall secure the payment of the indebtedness evidenced by the Note and any and all additional or other future loans or advances to Mortgagor or any guarantor by the holder hereof in connection with the Premises or otherwise or any improvements now or hereafter located on the Premises, together with any renewals, replacements, modifications, rearrangements, consolidations, substitutions or extensions of the Note.

8.6.           Payment of Secured Obligations.  If Mortgagor shall pay the indebtedness herein described, including (without limitation) the Note and the other Obligations, and shall in all things do and timely perform all other acts and agreements herein contained to be done, then, and in that event only, this Mortgage shall be and become null and void.

8.7.           Fixture Filing.  The Premises contains goods that are or are to become fixtures and this Mortgage is intended to serve as a fixture filing pursuant to §1-9-502 of the Oklahoma Uniform Commercial Code with Mortgagor, as debtor, and Mortgagee, as secured party, and reference is made to the name and mailing address of each set forth in the Preamble of this Mortgage.  This Mortgage is to be filed as a financing statement in the real estate records of the county where the Land is located and tract indexed with respect to the Land described in Exhibit A.

8.8.           Sale in Parcels.  In case of any sale under this Mortgage by virtue of judicial proceedings, power of sale or otherwise, the Premises may be sold in one parcel or as an entirety.

8.9.           Power of Sale.  Mortgagee may elect to use the non-judicial power of sale which is hereby granted and conferred.  Such power of sale shall be exercised by giving Mortgagor notice of Intent to Foreclose by Power of Sale and setting forth among other things, the nature of the breach(es), Events of Default or default(s) and the action required to effect a cure thereof and the time period within which such cure may be effected all in compliance with the Oklahoma Power of Sale Mortgage Foreclosure 46 Okla. Stat. Sections 40 et seq. (the “Act”), as the same may be amended from time to time or other applicable statutory authority.  If no cure is effected within the statutory time limits, Mortgagee may accelerate the indebtedness secured by this Mortgage without further notice (the Act’s cure period shall run concurrently with any contractual provisions for notice and/or cure period before acceleration of the indebtedness) and may then proceed in the manner and subject to the conditions of the Act to send to Mortgagor and other necessary parties a Notice of Sale and to sell and convey the Premises and other collateral in accordance with the above referenced statutes.  The sale shall be made at one or more sales, as an entirety or in parcels, upon such notice, at such time and places, subject to all conditions and with the proceeds thereof to be applied all as provided in the Act.  No action of Mortgagee based upon the provisions contained herein or contained in the Act, including, without limitation, the giving of the Notice of Intent to Foreclose by Power of Sale or the Notice of Sale, shall constitute an election of remedies which would preclude Mortgagee from pursuing judicial foreclosure before or at any time after commencement of the power of sale foreclosure procedure.  Mortgagor fully understands the consequences of conferring on Mortgagee the above-described power of sale, and if Mortgagee elects to enforce this Mortgage by exercising such power of sale, Mortgagor hereby expressly waives, to the fullest extent permitted by law, any right to a judicial hearing prior to the sale of the Premises.  As often as any proceedings may be taken to foreclose this Mortgage, whether pursuant to the power of sale or by judicial proceedings, or to foreclose the security interest which has been granted to Mortgagee, Mortgagor agrees to pay to Mortgagee, in addition to all other sums due, all reasonable costs and expenses, including reasonable attorneys’ fees incurred by Mortgagee.

8.10.           Judicial Foreclosure.  Whether or not proceedings have commenced by the exercise of the power of sale above given, Mortgagee in lieu of proceeding with the power of sale may at its option declare the whole amount of the indebtedness remaining unpaid immediately due and payable without notice and proceed by suit or suits in equity or at law to foreclose this Mortgage.

8.11.           Oklahoma Mortgage Tax.  Mortgagor shall pay the Oklahoma Real Estate Mortgage Tax to be paid upon the recording of this Mortgage as prescribed and levied pursuant to 68 Okla. Stat. Sections 1901 et seq.

8.12.                      Conflicts.  In the event there is a conflict between the provisions of this Section 8 and some other term in the Mortgage, the terms contained in this Section 8 shall prevail.

Mortgagor acknowledges receipt of a copy of this instrument at the time of the execution thereof.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK, SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Mortgagor has duly executed this Security Instrument on the date stated in the acknowledgment set forth below, to be effective as of the day and year first above written.

GOV MOORE SSA, LLC, a Delaware limited liability company

By: /s/ Robert R. Kaplan, Jr.
      Robert R. Kaplan, Jr., Authorized Signatory

COMMONWEALTH OF VIRGINIA                                        )
CITY OF RICHMOND                                                                )

The foregoing instrument was acknowledged before me, the undersigned notary public, this 9th day of June, 2016, by Robert R. Kaplan, Jr., as Authorized Signatory for GOV MOORE SSA, LLC, a Delaware limited liability company, known to me to be the person who executed this instrument, on behalf of said limited liability company.

In witness whereof, I have hereunto set my hand and official seal:

/s/ Patty Evans
Notary Public

(SEAL)

My Commission Expires:                                                      January 31, 2018
My Registration Number:                                                      7056908

[SIGNATURE PAGE TO MORTGAGE]

Exhibit “A”
Legal Description

Tract 1

The West 250 feet of Lot One (1), in Block Eight (8), of HIGHLAND PARK ADDITION SECTION TWO, to Moore, Cleveland County, Oklahoma, according to the recorded plat thereof.

Tract 2

The East 400 feet of Lot One (1), in Block Eight (8), of HIGHLAND PARK ADDITION SECTION TWO, to Moore, Cleveland County, Oklahoma, according to the recorded plat thereof.